Exhibit 4.46

Equity Interest Pledge Agreement

between

Beijing Cheerbright Technologies Co., Ltd.

and

Lei Haiyun

September 30, 2016

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This Equity Interest Pledge Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated on September 30, 2016 by and among the following parties:

PLEDGEE: Beijing Cheerbright Technologies Co., Ltd., a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China.

and

PLEDGOR: Lei Haiyun, a PRC citizen, holder of identification card number ******************, whose residential address is at Room 202, No. 32, 1800 Dongfang Road, Pudong District, Shanghai.

(individually a “Party” and collectively the “Parties”)

WHEREAS:

A.	Pledgor is a PRC citizen, and holds 50% of the equity interest of Guangzhou You Che You Jia Advertising Co., Ltd. (“Guangzhou You Che You Jia Advertising”).

B.	Guangzhou You Che You Jia Advertising is a limited liability company registered in Guangzhou, which engages in the business of advertising agency.

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C.	The Pledgor and the Pledgee entered into a Loan Agreement on September 30, 2016 (the “Loan Agreement”), pursuant to which the Pledgee extended a loan in the amount of RMB 500,000 (the “Loan”) to the Pledgor.

D.	The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, and has been licensed by the relevant PRC government authority to carry on the business of technology-related research and development, website design, transfer of technology, technology training and consulting, and the sale of its own products. The Pledgee and Guangzhou You Che You Jia Advertising entered into an Exclusive Technical and Consulting Services Agreement on September 30, 2016, pursuant to which Guangzhou You Che You Jia Advertising is required to pay service fees (the “Service Fees”) to the Pledgee in consideration for the corresponding services to be provided by the Pledgee (the “Services Agreement”).

E.	Simultaneous with the execution of this Agreement, the Pledgor has also entered into an Equity Option Agreement with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) at any time upon satisfaction of various requirements under PRC law (the “Option Agreement”).

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F.	In order to ensure that (i) the Pledgor repay the Loan under the Loan Agreement; (ii) the Pledgee collects Service Fees under the Services Agreement from Guangzhou You Che You Jia Advertising, (iii) the Pledgor’ other obligations under the Option Agreement are fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or Guangzhou You Che You Jia Advertising, arising under or in relation to the Services Agreement or the Loan Agreement including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or Guangzhou You Che You Jia Advertising under the Loan Agreement or the Services Agreement (as applicable), are paid, the Pledgor is willing to pledge all the Equity Interest (as defined below,) i.e. the 50% equity interest of Guangzhou You Che You Jia Advertising, equivalent to a contribution of RMB500,000, to the Pledgee as security for the above-mentioned obligations of the Pledgor and Guangzhou You Che You Jia Advertising (collectively, the “Secured Obligations”).

In order to set forth each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” means the full content of Section 2 hereunder.

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1.2	“Equity Interest” means all the equity interests in Guangzhou You Che You Jia Advertising held by the Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in Guangzhou You Che You Jia Advertising acquired by such Pledgor subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, the Pledgor holds a 50% equity interest (equivalent to a contribution of RMB500,000) in Guangzhou You Che You Jia Advertising.

1.3	“Event of Default” means any event in accordance with Section 6 hereunder.

1.4	“Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

1.5	“Effective Date” This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

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2.	Pledge

2.1	The Pledgor hereby pledges, and if required, transfers and assigns the Equity Interest to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that he has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in Guangzhou You Che You Jia Advertising which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in Guangzhou You Che You Jia Advertising, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1	The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB 500,000.00(the “Maximum Amount”) prior to the Settlement Date.

The Pledgor and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

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2.1.2	Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a)	any or all of the Loan Agreement, Services Agreement or the Option Agreements expires or is terminated pursuant to the stipulations thereunder;

(b)	the occurrence of an Event of Default pursuant to Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the Pledgor pursuant to Section 6.3;

(c)	the Pledgee reasonably determines (having made due enquiries) that any of the Pledgor and/or Guangzhou You Che You Jia Advertising is insolvent or could potentially be made insolvent; or

(d)	any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

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2.2	For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

2.3	The Pledgee is entitled to collect any and all dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3.	Effectiveness of Pledge, Scope and Term

3.1	The Pledgor shall, immediately after the execution of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days from the date of submission of the application for registration of this Agreement and Pledge with the AIC.

3.2	The Pledge shall be effective upon the registration of the Pledge with the AIC in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable) or (b) the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy its rights under the Secured Obligations and Pledged Collateral in full or (c) the Pledgor completes her transfer of the Equity Interest to another party (individual or legal entity) pursuant to the Option Agreement and no longer holds any equity interest in Guangzhou You Che You Jia Advertising (the “Term of the Pledge”).

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4.	Representations and Warranties of the Pledgor

The Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1	The Pledgor is the legal owner of the Equity Interest that has been registered in her name, and is entitled to create a pledge on such Equity Interest.

4.2	None of the Pledged Collateral or the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises the rights of the Pledge in accordance with this Agreement.

4.3	The Pledgee shall be entitled to dispose or assign the Pledge in accordance with the relevant laws and this Agreement.

4.4	All necessary authorizations have been obtained for the execution and performance of this Agreement by the Pledgor and the execution and performance of this Agreement by the Pledgor does not violate any applicable laws or regulations. The Pledgor who signs this Agreement is lawfully and effectively authorized.

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4.5	The Pledgor warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6	There are no outstanding taxes, fees or undecided legal procedures related to the Equity Interest as of the date of this Agreement.

4.7	Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon all the Parties.

5.	Covenants of the Pledgor

5.1	The Pledgor covenants to the Pledgee that she shall:

5.1.1	not transfer or assign the Equity Interest, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in her name, other than the Pledge created hereunder and the option granted under the Option Agreement, without the prior written consent from the Pledgee;

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5.1.2	comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3	timely notify the Pledgee of any event or any received notice (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgor’s covenants or obligations under this Agreement or (iii) which may affect the Pledgor’s performance of her obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2	The Pledgor covenants that the Pledgee’s right of exercising the Pledge under this Agreement shall not be suspended or hampered by the Pledgor or any successor of the Pledgor or any person authorized by the Pledgor.

5.3	The Pledgor jointly and severally covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

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5.4	The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notice and take or cause to be taken any other action as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the AIC registration set forth in Section 3.1.

5.5	The Pledgor covenants to the Pledgee that she will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee for such Pledgor’s failure to perform or fully perform her guarantees, covenants, agreements, representations or conditions.

6.	Events of Default

6.1	Each of the following shall constitute an Event of Default:

6.1.1	Guangzhou You Che You Jia Advertising or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Loan Agreement or Option Agreement, or an event of default as defined and stipulated in those agreements has occurred and is continuing;

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6.1.2	the Pledgor makes or has made any inaccurate, incomplete, misleading or untrue representation or warranty under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3	the Pledgor breaches any of the covenants under Section 5;

6.1.4	the Pledgor breaches any other covenant, undertaking or obligation of the Pledgor set forth herein;

6.1.5	the Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of Guangzhou You Che You Jia Advertising with other third parties or for any other reason;

6.1.6	the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except the transfers or assigns permitted under the Option Agreement);

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6.1.7	any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform her obligations under this Agreement;

6.1.8	this Agreement is illegal as a result of any applicable laws or the Pledgor is restricted from continuing to perform her obligations under this Agreement;

6.1.9	any approval, permit, license or authorization from any applicable governmental entity (or registration or filing procedure) required for Guangzhou You Che You Jia Advertising to provide advertising agency services in the PRC is withdrawn, suspended, invalidated or materially amended;

6.1.10	any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

6.1.11	any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform her obligations under this Agreement.

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6.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or find that any event set forth in Section 6.1 or any event that may result in the foregoing events have occurred or are occurring.

6.3	Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee, at any time the event of default occurs or thereafter, may give a written notice of default to the Pledgor, and require the Pledgor, at the discretion of the Pledgee, to immediately make full payment of the outstanding amounts payable under the Loan Agreement, Services Agreement, and/or Option Agreements, and other payables, or dispose of the Pledge in accordance with Section 7 herein.

7.	Exercise of the Rights of the Pledge

7.1	The Pledgor shall not transfer or assign the Pledge without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2	The Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the rights of Pledge.

7.3	Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a notice of default in accordance with Section 6.3 or thereafter.

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7.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgor and/or Guangzhou You Che You Jia Advertising is fully paid, repaid or otherwise settled.

7.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

8.	Transfer or Assignment

8.1	The Pledgor shall not donate or transfer her rights and obligations herein to any third party without prior written consent from the Pledgee.

8.2	This Agreement shall be binding upon the Pledgor and her successors and be effective to the Pledgee and her each successor and assignee.

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8.3	The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

8.4	After a change to the Pledgee resulting from a transfer or an assignment, the new parties to the pledge shall re-execute a pledge contract.

9.	Termination

This Agreement shall not terminate until the Term of the Pledge expires pursuant to Section 3 herein.

10.	Force Majeure

10.1	If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected Party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Section herein shall notify the other party of such exemption promptly and advise him/her of the steps to be taken for completion of the performance.

10.2	The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

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11.	Applicable Law and Dispute Resolution

11.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2	The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This article shall not be affected by the termination or elimination of this Agreement.

11.3	In case of any dispute arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

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12.	Notice

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese and English writing and shall be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Pledgee:	Beijing Cheerbright Technologies Co., Ltd.

Address:	1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China

Fax:	010-59857387

Tel:	010-59857001

Addressee:	Lu Min

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Pledgor:	Lei Haiyun

Address:	Room 202, No. 32, 1800 Dongfang Road, Pudong District, Shanghai

Tel:	+*************

Addressee:	Lei Haiyun

13.	Appendices

The appendices to this Agreement constitute an integral part of this Agreement.

14.	Waiver

The Pledgee’s non-exercise or delay in exercise of any rights, remedies, power or privileges hereunder shall not be deemed as the waiver of such rights, remedies, power or privileges. Any single or partial exercise of the rights, remedies, power and privileges shall not exclude the Pledgee from exercising any other rights, remedies, power and privileges. The rights, remedies, power and privileges hereunder are accumulative and shall not exclude the application of any other rights, remedies, power and privileges stipulated by laws.

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15.	Miscellaneous

15.1	Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the Parties hereto.

15.2	In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable law, such terms and stipulations shall be deemed to ineffective and not enforceable within the scope governed by the applicable law, and the remaining stipulations will remain effective.

15.3	This Agreement, the Services Agreement, the Equity Option Agreement, the Loan Agreement and the Power of Attorney from the Pledgor to the Pledgee in favor of the Pledgee shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

15.4	This Agreement is prepared in both English and Chinese. This Agreement shall be executed in 2 originals, with 1 original copy for each party. Chinese articles shall prevail over English articles in case of any inconsistency.

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PLEDGEE: Beijing Cheerbright Technologies Co., Ltd.

/s/ Lu Min
Authorized Representative: /Lu Min/

PLEDGOR: Lei Haiyun

/s/ Lei Haiyun

Equity Interest Pledge Agreement

Guangzhou You Che You Jia Advertising Technology Co., Ltd. Shareholder List

(As of September 30, 2016, Registered Capital is RMB1,000,000, all of which has been paid in.)

No.	Name of Shareholder	ID Card Number	Address	Contribution ( percentage )	Form of Contribution	Pledge
1	Lu Min	******************	Room 901, No. 6, Dehua Street, Xingang West Road, Haizhu District, Guangzhou	RMB500,000 (50%)	currency	The contribution of RMB 500,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on September 30, 2016.

2	Lei Haiyun	******************	Room 202, No. 32, 1800 Dongfang Road, Pudong District, Shanghai	RMB500,000 (50%)	currency	The contribution of RMB 500,000 has been pledged to Beijing Cheerbright Technologies Co., Ltd on September 30, 2016.

Equity Interest Pledge Agreement

Guangzhou You Che You Jia Advertising Co., Ltd
(seal)

Signature:	/s/ Lu Min
Name:	/Lu Min/
Title:	Legal representative
Date:	September 30, 2016

Equity Interest Pledge Agreement